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                                                                       EXHIBIT 5


         OPINION (AND CONSENT) OF PAUL, HASTINGS, JANOFSKY & WALKER LLP

                                 January 5, 2004


Outdoor Channel Holdings, Inc.
43445 Business Park Drive, Suite 113
Temecula, California  92590
Re:      Outdoor Channel Holdings, Inc.
         1995 Stock Option Plan


Ladies and Gentlemen:

         We are furnishing this opinion of counsel to Outdoor Channel Holdings, Inc., an Alaska corporation (the "Company"), for filing as Exhibit 5 to the Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to up to 434,284 shares (the "Plan Shares") of the Company's Common Stock, $.02 par value per share ("Common Stock") to be issued pursuant to the Company's 1995 Stock Option Plan (the "Option Plan") and the resale by certain shareholders of up to 33,866 shares of Common Stock (the "Resale Shares").

         In connection with this opinion, we have examined and relied upon the Registration Statement and related reoffer prospectus, the Company's Amended and Restated Articles of Incorporation, the Company's Amended and Restated Bylaws, and the originals or copies certified to our satisfaction of such documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. We have also assumed that, at the time the Plan Shares are issued, the Company will have sufficient authorized and unissued shares of Common Stock.

         On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Plan Shares that may be issued and sold pursuant to the Option Plan will be, when issued and sold in accordance with the Option Plan, duly authorized, validly issued, fully paid and non-assessable and that the Resale Shares, when sold in accordance with the Registration Statement, will be validly issued, fully paid, and non-assessable.

         We hereby consent to being named as counsel to the Company in the Registration Statement, to the references therein to our firm under the caption "Legal Matters" and to the inclusion of this opinion as an exhibit to the Registration Statement. This opinion is rendered to you in connection with the Registration Statement and is solely for your benefit. This opinion may not be relied upon by you for any other purpose, or relied upon by any other person, firm or other entity for any purpose, without our prior written consent.


                                       Respectfully submitted,

                                       /s/ PAUL, HASTINGS, JANOFSKY & WALKER LLP